EXHIBIT 10.1

February 25, 2004

Mr. James L. Mann

Dear Jim:

We are hereby amending the letter agreement dated August 16, 2002 (“Agreement”) between you and SunGard Data Systems Inc. (the “Company” or “SunGard”), as set forth below.

Paragraph 3 of the Agreement is hereby amended in its entirety as follows:

3.	Until December 31, 2004, you will continue to participate in the Company’s executive incentive compensation program at the level determined by the Compensation Committee. Beginning January 1, 2005, you will no longer be eligible to participate in the Company’s executive incentive compensation program. If you are reelected as Chairman of the Board in May 2004, then beginning January 1, 2005 and continuing for so long as you serve as Chairman of the Board, you will receive salary at the annual rate of $500,000. If you cease to serve as Chairman of the Board but remain a director and an employee of the Company, you will receive an annual salary as determined by the Compensation Committee. If you cease to serve as Chairman of the Board and cease to be an employee but remain a director of the Company, you will receive the compensation you are entitled to as an outside director. If you cease to be a director of the Company, the Company will no longer be obligated to compensate you as Chairman or as a director, but may elect to pay you an annual salary as determined by the Compensation Committee. Your compensation will be paid in accordance with the Company’s usual payroll practices and will be subject to the usual withholdings.

Except as expressly amended hereby, the Agreement remains in full force and effect.

Please sign below to indicate your agreement with the terms of this letter.

Sincerely,

/s/ Michael J. Ruane

Michael J. Ruane
SVP-Finance & Chief Financial Officer

Agreed To:	Approved:

/s/ James L. Mann	/s/ Michael C. Brooks

James L. Mann	Michael C. Brooks
Chairman of the Board of Directors	Compensation Committee Chairman
Date: February 25, 2004	Date: February 25, 2004